Exhibit 99.1

Equinix Reports First Quarter 2020 Results

Interconnection and Data Center Leader Delivers Another Consecutive Quarter of Revenue and Interconnection Growth

REDWOOD CITY, Calif., May 6, 2020 /PRNewswire/ --

  Quarterly revenues increased 6% over the same quarter last year to $1.445 billion, or 7% on a normalized and constant currency basis, representing the 69th consecutive quarter of revenue growth
  Key customer expansions included Hurricane Electric, TikTok and Zoom
  Customer deployments across multiple metros comprised 87% of total recurring revenues, demonstrating the value of the Equinix global platform
  Interconnection revenues in the quarter increased 14% over the same quarter last year, or 15% on a normalized and constant currency basis, a sustainable and steady increase over the past few quarters
  Peak Equinix Internet Exchange™ traffic increased 44% over the same quarter last year, or over 20% compared to the prior quarter, reflecting the impact of the sudden global shift to remote and work-from-home practices

Equinix, Inc. (Nasdaq: EQIX), the global interconnection and data center company, today reported results for the quarter ended March 31, 2020. Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements. All per share results are presented on a fully diluted basis.

First Quarter 2020 Results Summary

  Revenues
    $1.445 billion, a 2% increase over the previous quarter
    Includes $15 million of negative foreign currency impact when compared to prior guidance rates
  Operating Income
    $253 million, a 19% decrease from the previous quarter, largely due to the sale of certain assets in Q4 to the EMEA xScale™ joint venture, and an operating margin of 18%
  Adjusted EBITDA
    $684 million, a 47% adjusted EBITDA margin, including higher seasonal costs
    Includes $7 million of negative foreign currency impact when compared to prior guidance rates
    Includes $3 million of integration costs
  Net Income and Net Income per Share attributable to Equinix
    $119 million, a 5% decrease from the previous quarter
    $1.38 per share, a 5% decrease from the previous quarter
  AFFO and AFFO per Share
    $535 million, a 13% increase over the previous quarter
    $6.21 per share, a 13% increase over the previous quarter
    Includes $3 million of integration costs

2020 Annual Guidance Summary

  Revenues
    $5.877 - $5.985 billion, a 6 - 8% increase over the previous year, or a normalized and constant currency increase of 7 - 9%
    Includes a negative foreign currency impact of $105 million when compared to the prior guidance FX rates due to a strong U.S. dollar compared to our more significant other operating currencies, including the Euro, Pound and Brazilian Real
  Adjusted EBITDA
    $2.765 - $2.845 billion, a 47% adjusted EBITDA margin
    Includes a negative foreign currency impact of $48 million when compared to the prior guidance FX rates
    Assumes $20 million of integration costs
  AFFO and AFFO per Share
    $2.043 - $2.133 billion, an increase of 6 - 10% over the previous year, or a normalized and constant currency increase of 11 - 16%
    $23.62 - $24.66 per share, an increase of 4 - 8% over the previous year, or a normalized and constant currency increase of 8 - 12%
    Includes a negative foreign currency impact of $35 million when compared to the prior guidance FX rates
    Assumes $20 million of integration costs

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.

Equinix Quote
Charles Meyers, President and CEO, Equinix:

"These are unprecedented times and our hearts go out to those who have been impacted by COVID-19. We extend our gratitude to all the front-line workers who are helping to keep us safe and healthy during this global pandemic. The Equinix business continues to perform well and show resiliency through these times of uncertainty, enabling us to remain focused on the clear set of priorities we laid out at the beginning of the year—investing in our people, evolving our platform and service portfolio to meet the changing needs of customers, expanding our go-to-market engine to fuel long-term growth, and simplifying our business to drive operating leverage and enhance our customer experience."

Business Highlights

  Interconnection revenues in Q1 grew 14% year-over-year, or 15% on a normalized and constant currency basis, steadily rising over the last few quarters, reflecting the demand across our portfolio of interconnection products. Today, Equinix has the most comprehensive global interconnection platform, comprising over 370,000 physical and virtual interconnections. In Q1, Equinix added an incremental 6,800 interconnections, fueled by content video streaming and unified communication services. Equinix Cloud Exchange Fabric™ (ECX Fabric™) demonstrated strong growth in average revenue per user, as higher bandwidth and inter-metro connections become a larger share of the total.
  Equinix continues the growth of its indirect selling initiatives, as the company pursues high-value strategic channel partnerships. In Q1, channel activity accounted for approximately 30% of bookings, including wins across a wide range of industry segments with projects focused on digital transformation efforts, as well as COVID-19 responses.
  Equinix delivered strong bookings in the quarter, the second-best Q1 bookings performance in the company's history, reflecting diverse customer demand and robust interconnection growth. The network vertical achieved its third-highest bookings, with strong network reseller activity driving a diverse funnel of enterprise deals and internet capacity upgrades to support increased bandwidth for work-from-home employees. The content and digital media vertical also saw strong bookings with strength in video and social media.
  As part of the company's hyperscale initiative, on April 21, 2020, Equinix signed a greater than $1.0 billion initial joint venture in the form of a limited liability partnership with GIC, Singapore's sovereign wealth fund, to develop and operate xScale™ data centers in Japan. The three initial facilities in the joint venture—one in Osaka and two in Tokyo—will serve the unique core workload deployment needs of a targeted group of hyperscale companies, including the world's largest cloud service providers. This is Equinix's second joint venture with GIC. In 2019, Equinix and GIC announced the formation of a joint venture to develop and operate xScale data centers in Europe.
  On March 3, 2020, Equinix announced the completion of the $335 million acquisition of Packet. Now operating as "Packet, an Equinix company," the Packet team is contributing to Equinix's strategy to help enterprises seamlessly deploy hybrid multicloud architectures by developing new solutions that combine Packet's leading bare metal automation technology with the rich ecosystems, global reach and interconnection fabric of Platform Equinix®.
  Equinix continues to advance the company's sustainability agenda with meaningful progress across environmental, social and governance (ESG) initiatives. On May 5, 2020, Equinix launched its fifth annual sustainability report highlighting FY19 ESG metrics and progress, reinforcing the company's commitment toward 100% clean and renewable energy use, and its transparency around the impact of the company's global operations as it continues to grow a sustainable business.

COVID-19 Update

Many of our IBX® data centers have been identified as "essential businesses" or "critical infrastructure" by local governments for purposes of remaining open during the COVID-19 pandemic, and all IBX data centers remain operational at the time of filing of this press release. We have implemented precautionary measures to minimize the risk of operational impact and to protect the health and safety of our employees, customers, partners and communities. These include implementing tools such as an appointment-based system to control timing and frequency of visits while also encouraging our customers to leverage our IBX technicians via Smart Hands® in order to restrict visits and minimize the number of people and the amount of time spent in our IBX facilities. For the health and safety of our employees, we have temporarily closed all of our corporate offices and instructed our non-IBX employees across the globe to work from home.

The full potential impact of the COVID-19 pandemic on our financial condition or results of operations remains uncertain and will depend on a number of factors, including its impact on our customers, partners and vendors, and the impact and functioning of the global financial markets. Additional information pertaining to the impact of COVID-19 on Equinix and our response thereto will be provided in our upcoming Form 10-Q for the quarter ended March 31, 2020.

Business Outlook

Equinix widened quarterly total revenues and adjusted EBITDA guidance ranges to account for the possible net financial impact associated with COVID-19. For the second quarter of 2020, the Company expects revenues to range between $1.446 and $1.466 billion, an increase of 0 - 2% quarter-over-quarter, or a normalized and constant currency increase of approximately 1 - 2%. This guidance includes a negative foreign currency impact of $17 million when compared to the average foreign currency ("FX") rates in Q1 2020 and an approximate $6 million impact from the COVID-19 reduction in revenues attributed to the waiver of certain Smart Hands fees. Adjusted EBITDA is expected to range between $679 and $699 million, including a negative foreign currency impact of $7 million when compared to the average FX rates in Q1 2020, $8 million of integration costs from acquisitions, and the flow-through impacts related to COVID-19. Recurring capital expenditures are expected to range between $26 and $36 million.

Equinix widened full-year total revenues, adjusted EBITDA and AFFO guidance ranges to account for the possible net financial impact associated with COVID-19. For the full year of 2020, total revenues are expected to range between $5.877 and $5.985 billion, a 6 - 8% increase over the previous year, or a normalized and constant currency increase of approximately 7 - 9%. Revenues attributed to the Packet acquisition are expected to range between $32 and $40 million. This guidance includes a negative foreign currency impact of $105 million when compared to the prior guidance FX rates. Adjusted EBITDA is expected to range between $2.765 and $2.845 billion, an adjusted EBITDA margin of 47% at the mid-point. This adjusted EBITDA includes a negative foreign currency impact of $48 million when compared to the prior guidance FX rates. For the year, the company expects to incur $20 million in integration costs related to acquisitions. AFFO is expected to range between $2.043 and $2.133 billion, an increase of 6 - 10% over the previous year, including a negative foreign currency impact of $35 million when compared to the prior guidance FX rates, or a normalized and constant currency increase of 11 - 16% and $20 million of integration costs related to our acquisitions. This updated AFFO guidance, on a constant currency basis, effectively reaffirms prior full-year underlying AFFO guidance at the mid-point. AFFO per share is expected to range between $23.62 and $24.66, an increase of 4 - 8% over the previous year, or a normalized and constant currency increase of 8 - 12%. This excludes any potential financing or refinancing the Company may undertake in the future. Non-recurring capital expenditures are expected to range between $1.900 and $2.090 billion, and recurring capital expenditures are expected to range between $150 and $160 million.

The U.S. dollar exchange rates used for 2020 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.13 to the Euro, $1.28 to the Pound, S$1.42 to the U.S. dollar, ¥108 to the U.S. dollar, and R$5.21 to the U.S. dollar. The Q1 2020 global revenue breakdown by currency for the Euro, British Pound, Singapore Dollar, Japanese Yen and Brazilian Real is 20%, 9%, 7%, 6% and 3%, respectively.

The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, income tax expense, an income tax expense adjustment, recurring capital expenditures, other income (expense), (gains) losses on disposition of real estate property and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Q1 2020 Results Conference Call and Replay Information

Equinix will discuss its quarterly results for the period ended March 31, 2020, along with its future outlook, in its quarterly conference call on Wednesday, May 6, 2020, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the Company's Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.

A replay of the call will be available one hour after the call through Wednesday, July 29, 2020, by dialing 1-203-369-0156 and referencing the passcode 2020. In addition, the webcast will be available at www.equinix.com/investors (no password required).

Investor Presentation and Supplemental Financial Information

Equinix has made available on its website a presentation designed to accompany the discussion of Equinix's results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.

Additional Resources

  Equinix Investor Relations Resources

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most-interconnected data centers. On this global platform for digital business, companies come together across more than 50 markets on five continents to reach everywhere, interconnect everyone and integrate everything they need to create their digital futures.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.

Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.

Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents income from operations excluding depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales.

In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of an IBX® data center, and do not reflect its current or future cash spending levels to support its business. Its IBX data centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of an IBX data center do not recur with respect to such data center, although Equinix may incur initial construction costs in future periods with respect to additional IBX data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the IBX data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix also believes are not meaningful in evaluating Equinix's current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to Equinix's decision to exit leases for excess space adjacent to several of its IBX data centers, which it did not intend to build out, or its decision to reverse such restructuring charges. Equinix also excludes impairment charges related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets are not recoverable. Equinix also excludes gain or loss on asset sales as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes transaction costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The transaction costs relate to costs Equinix incurs in connection with business combinations and formation of joint ventures, including advisory, legal, accounting, valuation and other professional or consulting fees. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the transactions. Management believes items such as restructuring charges, impairment charges, transaction costs and gain or loss on asset sales are non-core transactions; however, these types of costs may occur in future periods.

Equinix also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), both commonly used in the REIT industry, as supplemental performance measures. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and transaction costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.

Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs and debt discounts and premiums as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment since it represents a cost that is not a good indicator of Equinix's current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period's operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.

Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix's business performance. To present this information, Equinix's current and comparative prior period revenues and certain operating expenses from entities with functional currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the COVID-19 pandemic; the challenges of acquiring, operating and constructing IBX data centers and developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Recurring revenues	$1,361,694	$1,337,977	$1,274,828
Non-recurring revenues	82,848	79,158	88,390
Revenues	1,444,542	1,417,135	1,363,218
Cost of revenues	736,282	725,636	682,030
Gross profit	708,260	691,499	681,188
Operating expenses:
Sales and marketing	180,450	160,556	169,715
General and administrative	261,597	245,504	215,046
Transaction costs	11,530	16,545	2,471
Impairment charges	—	(233)	14,448
(Gain) loss on asset sales	1,199	(43,847)	—
Total operating expenses	454,776	378,525	401,680
Income from operations	253,484	312,974	279,508
Interest and other income (expense):
Interest income	4,273	7,532	4,202
Interest expense	(107,338)	(117,617)	(122,846)
Other income (expense)	5,170	12,336	(166)
Loss on debt extinguishment	(6,441)	(52,758)	(382)
Total interest and other, net	(104,336)	(150,507)	(119,192)
Income before income taxes	149,148	162,467	160,316
Income tax expense	(30,191)	(37,632)	(42,569)
Net income	118,957	124,835	117,747
Net (income) loss attributable to non-controlling interests	(165)	160	331
Net income attributable to Equinix	$118,792	$124,995	$118,078
Net income per share attributable to Equinix:
Basic net income per share	$1.39	$1.47	$1.44
Diluted net income per share	$1.38	$1.46	$1.44
Shares used in computing basic net income per share	85,551	85,289	81,814
Shares used in computing diluted net income per share	86,144	85,831	82,090

EQUINIX, INC.
Condensed Consolidated Statements of Comprehensive Income
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net income	$118,957	$124,835	$117,747
Other comprehensive loss, net of tax:
Foreign currency translation adjustment ("CTA") gain (loss)	(413,792)	283,185	(81,719)
Net investment hedge CTA gain (loss)	144,946	(154,596)	76,850
Unrealized gain (loss) on cash flow hedges	(3,256)	(22,928)	8,224
Net actuarial gain (loss) on defined benefit plans	35	(22)	(11)
Total other comprehensive income (loss), net of tax	(272,067)	105,639	3,344
Comprehensive income (loss), net of tax	(153,110)	230,474	121,091
Net (income) loss attributable to non-controlling interests	(165)	160	331
Other comprehensive (income) loss attributable to non-controlling interests	11	(16)	(7)
Comprehensive income (loss) attributable to Equinix	$(153,264)	$230,618	$121,415

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$1,171,339	$1,869,577
Short-term investments	25,833	10,362
Accounts receivable, net	687,153	689,134
Other current assets	435,784	303,543
Total current assets	2,320,109	2,872,616
Property, plant and equipment, net	12,177,044	12,152,597
Operating lease right-of-use assets	1,414,711	1,475,367
Goodwill	4,927,459	4,781,858
Intangible assets, net	2,108,539	2,102,389
Other assets	642,836	580,788
Total assets	$23,590,698	$23,965,615
Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$717,574	$760,718
Accrued property, plant and equipment	317,144	301,535
Current portion of operating lease liabilities	140,596	145,606
Current portion of finance lease liabilities	89,262	75,239
Current portion of mortgage and loans payable	74,473	77,603
Current portion of senior notes	300,401	643,224
Other current liabilities	199,023	153,938
Total current liabilities	1,838,473	2,157,863
Operating lease liabilities, less current portion	1,261,964	1,315,656
Finance lease liabilities, less current portion	1,489,945	1,430,882
Mortgage and loans payable, less current portion	1,469,195	1,289,434
Senior notes, less current portion	8,253,745	8,309,673
Other liabilities	608,082	621,725
Total liabilities	14,921,404	15,125,233
Common stock	86	86
Additional paid-in capital	12,893,455	12,696,433
Treasury stock	(127,298)	(144,256)
Accumulated dividends	(4,399,527)	(4,168,469)
Accumulated other comprehensive loss	(1,206,669)	(934,613)
Retained earnings	1,509,317	1,391,425
Total Equinix stockholders' equity	8,669,364	8,840,606
Non-controlling interests	(70)	(224)
Total stockholders' equity	8,669,294	8,840,382
Total liabilities and stockholders' equity	$23,590,698	$23,965,615

Ending headcount by geographic region is as follows:
Americas headcount	3,924	3,672
EMEA headcount	3,044	2,941
Asia-Pacific headcount	1,813	1,765
Total headcount	8,781	8,378

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in thousands)
(unaudited)

	March 31, 2020	December 31, 2019

Finance lease liabilities	$1,579,207	$1,506,121

Term loans	1,214,717	1,282,302
Revolving credit facility	250,000	—
Mortgage payable and other loans payable	78,951	84,735
Plus: debt discount and issuance costs, net	2,615	3,081
Total mortgage and loans payable principal	1,546,283	1,370,118

Senior notes	8,554,146	8,952,897
Plus: debt issuance costs	73,075	78,030
Less: debt premium	(1,121)	(1,716)
Total senior notes principal	8,626,100	9,029,211

Total debt principal outstanding	$11,751,590	$11,905,450

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019

Cash flows from operating activities:
Net income	$118,957	$124,835	$117,747
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	337,431	328,295	314,705
Stock-based compensation	64,499	62,126	49,023
Amortization of debt issuance costs and debt discounts and premiums	3,460	3,613	2,995
Loss on debt extinguishment	6,441	52,758	382
(Gain) loss on asset sales	1,199	(43,847)	—
Impairment charges	—	(233)	14,448
Other items	6,856	3,831	8,224
Changes in operating assets and liabilities:
Accounts receivable	15,306	96,480	(84,350)
Income taxes, net	3,697	(40,649)	15,825
Accounts payable and accrued expenses	(25,681)	(34,588)	(11,463)
Operating lease right-of-use assets	38,797	40,805	41,264
Operating lease liabilities	(35,193)	(40,032)	(38,886)
Other assets and liabilities	(18,939)	(23,724)	(8,773)
Net cash provided by operating activities	516,830	529,670	421,141
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(38,940)	(5,776)	(8,779)
Business acquisitions, net of cash and restricted cash acquired	(478,287)	—	—
Purchases of real estate	(36,373)	(104,865)	(5,721)
Purchases of other property, plant and equipment	(400,941)	(714,561)	(363,967)
Proceeds from asset sales	—	358,656	—
Net cash used in investing activities	(954,541)	(466,546)	(378,467)
Cash flows from financing activities:
Proceeds from employee equity awards	30,391	—	27,593
Payment of dividend distributions	(233,479)	(210,360)	(204,603)
Proceeds from public offering of common stock, net of offering costs	101,792	—	1,213,434
Proceeds from revolving credit facility	250,000	—	—
Proceeds from senior notes, net of debt discounts	—	2,797,906	—
Repayment of finance lease liabilities	(18,977)	(63,701)	(31,158)
Repayment of mortgage and loans payable	(18,501)	(19,431)	(18,334)
Repayment of senior notes	(343,711)	(2,056,289)	—
Debt extinguishment costs	(4,619)	(43,311)	—
Debt issuance costs	—	(23,341)	—
Net cash provided by (used in) financing activities	(237,104)	381,473	986,932
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(25,287)	21,883	(1,695)
Net increase (decrease) in cash, cash equivalents and restricted cash	(700,102)	466,480	1,027,911
Cash, cash equivalents and restricted cash at beginning of period	1,886,613	1,420,133	627,604
Cash, cash equivalents and restricted cash at end of period	$1,186,511	$1,886,613	$1,655,515
Supplemental cash flow information:
Cash paid for taxes	$45,324	$47,507	$27,024
Cash paid for interest	$125,924	$141,140	$146,144

Free cash flow (negative free cash flow) (1)	$(398,771)	$68,900	$51,453

Adjusted free cash flow (2)	$115,889	$173,765	$57,174

(1)

We define free cash flow (negative free cash flow) as net cash provided by operating activities plus net cash provided by (used in) investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$516,830	$529,670	$421,141
Net cash used in investing activities as presented above	(954,541)	(466,546)	(378,467)
Purchases, sales and maturities of investments, net	38,940	5,776	8,779
Free cash flow (negative free cash flow)	$(398,771)	$68,900	$51,453

(2)

We define adjusted free cash flow as free cash flow (negative free cash flow) as defined above, excluding any purchases of real estate and business acquisitions, net of cash and restricted cash acquired as presented below:

Free cash flow (negative free cash flow) as defined above	$(398,771)	$68,900	$51,453
Less business acquisitions, net of cash and restricted cash acquired	478,287	—	—
Less purchases of real estate	36,373	104,865	5,721
Adjusted free cash flow	$115,889	$173,765	$57,174

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
(in thousands)
(unaudited)

		Three Months Ended
		March 31, 2020	December 31, 2019	March 31, 2019
	Recurring revenues	$1,361,694	$1,337,977	$1,274,828
	Non-recurring revenues	82,848	79,158	88,390
	Revenues (1)	1,444,542	1,417,135	1,363,218

	Cash cost of revenues (2)	476,541	477,144	448,381
	Cash gross profit (3)	968,001	939,991	914,837

	Cash operating expenses (4)(7):
	Cash sales and marketing expenses (5)	115,671	100,430	108,216
	Cash general and administrative expenses (6)	168,120	163,701	146,466
	Total cash operating expenses (4)(7)	283,791	264,131	254,682

	Adjusted EBITDA (8)	$684,210	$675,860	$660,155

	Cash gross margins (9)	67%	66%	67%

	Adjusted EBITDA margins (10)	47%	48%	48%

	Adjusted EBITDA flow-through rate (11)	30%	6%	81%

	FFO (12)	$343,754	$304,025	$326,073

	AFFO (13)(14)	$534,705	$472,611	$488,120

	Basic FFO per share (15)	$4.02	$3.56	$3.99

	Diluted FFO per share (15)	$3.99	$3.54	$3.97

	Basic AFFO per share (15)	$6.25	$5.54	$5.97

	Diluted AFFO per share (15)	$6.21	$5.51	$5.95

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$450,954	$443,991	$439,981
	Interconnection	150,929	149,474	138,563
	Managed infrastructure	25,529	21,485	21,787
	Other	5,220	5,020	5,979
	Recurring revenues	632,632	619,970	606,310
	Non-recurring revenues	29,273	33,696	38,056
	Revenues	$661,905	$653,666	$644,366

	EMEA Revenues:

	Colocation	$362,330	$359,423	$331,125
	Interconnection	48,541	44,350	37,525
	Managed infrastructure	30,137	28,495	29,088
	Other	2,466	3,458	2,499
	Recurring revenues	443,474	435,726	400,237
	Non-recurring revenues	35,435	28,063	34,423
	Revenues	$478,909	$463,789	$434,660

	Asia-Pacific Revenues:

	Colocation	$221,093	$219,306	$209,665
	Interconnection	42,671	41,180	36,696
	Managed infrastructure	21,824	21,795	21,920
	Recurring revenues	285,588	282,281	268,281
	Non-recurring revenues	18,140	17,399	15,911
	Revenues	$303,728	$299,680	$284,192

	Worldwide Revenues:

	Colocation	$1,034,377	$1,022,720	$980,771
	Interconnection	242,141	235,004	212,784
	Managed infrastructure	77,490	71,775	72,795
	Other	7,686	8,478	8,478
	Recurring revenues	1,361,694	1,337,977	1,274,828
	Non-recurring revenues	82,848	79,158	88,390
	Revenues	$1,444,542	$1,417,135	$1,363,218

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$736,282	$725,636	$682,030
	Depreciation, amortization and accretion expense	(250,398)	(241,753)	(228,637)
	Stock-based compensation expense	(9,343)	(6,739)	(5,012)
	Cash cost of revenues	$476,541	$477,144	$448,381

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$185,233	$184,029	$179,635
	EMEA cash cost of revenues	187,248	187,972	173,201
	Asia-Pacific cash cost of revenues	104,060	105,143	95,545
	Cash cost of revenues	$476,541	$477,144	$448,381

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Selling, general, and administrative expense	$442,047	$406,060	$384,761
	Depreciation and amortization expense	(87,033)	(86,542)	(86,068)
	Stock-based compensation expense	(71,223)	(55,387)	(44,011)
	Cash operating expense	$283,791	$264,131	$254,682

(5)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expense	$180,450	$160,556	$169,715
	Depreciation and amortization expense	(46,234)	(47,659)	(48,198)
	Stock-based compensation expense	(18,545)	(12,467)	(13,301)
	Cash sales and marketing expense	$115,671	$100,430	$108,216

(6)	We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expense	$261,597	$245,504	$215,046
	Depreciation and amortization expense	(40,799)	(38,883)	(37,870)
	Stock-based compensation expense	(52,678)	(42,920)	(30,710)
	Cash general and administrative expense	$168,120	$163,701	$146,466

(7)	The geographic split of our cash operating expense, or cash SG&A, as defined above, is presented below:

	Americas cash SG&A	$183,059	$155,561	$156,893
	EMEA cash SG&A	61,503	69,072	62,387
	Asia-Pacific cash SG&A	39,229	39,498	35,402
	Cash SG&A	$283,791	$264,131	$254,682

(8)

We define adjusted EBITDA as income from operations excluding depreciation, amortization, accretion, stock-based compensation, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales as presented below:

	Income from operations	$253,484	$312,974	$279,508
	Depreciation, amortization and accretion expense	337,431	328,295	314,705
	Stock-based compensation expense	80,566	62,126	49,023
	Impairment charges	—	(233)	14,448
	Transaction costs	11,530	16,545	2,471
	(Gain) loss on asset sales	1,199	(43,847)	—
	Adjusted EBITDA	$684,210	$675,860	$660,155

	The geographic split of our adjusted EBITDA is presented below:

	Americas income from operations	$47,308	$136,236	$90,011
	Americas depreciation, amortization and accretion expense	171,439	165,580	167,136
	Americas stock-based compensation expense	62,689	44,878	34,171
	Americas impairment charges	—	(233)	14,448
	Americas transaction costs	10,978	13,378	2,072
	Americas (gain) loss on asset sales	1,199	(45,763)	—
	Americas adjusted EBITDA	$293,613	$314,076	$307,838

	EMEA income from operations	$126,004	$96,453	$105,007
	EMEA depreciation, amortization and accretion expense	92,740	95,264	84,547
	EMEA stock-based compensation expense	11,002	10,788	8,863
	EMEA transaction costs	412	2,324	655
	EMEA loss on asset sales	—	1,916	—
	EMEA adjusted EBITDA	$230,158	$206,745	$199,072

	Asia-Pacific income from operations	$80,172	$80,285	$84,490
	Asia-Pacific depreciation, amortization and accretion expense	73,252	67,451	63,022
	Asia-Pacific stock-based compensation expense	6,875	6,460	5,989
	Asia-Pacific transaction costs	140	843	(256)
	Asia-Pacific adjusted EBITDA	$160,439	$155,039	$153,245

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	Americas cash gross margins	72%	72%	72%
	EMEA cash gross margins	61%	59%	60%
	Asia-Pacific cash gross margins	66%	65%	66%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	44%	48%	48%
	EMEA adjusted EBITDA margins	48%	45%	46%
	Asia-Pacific adjusted EBITDA margins	53%	52%	54%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$684,210	$675,860	$660,155
	Less adjusted EBITDA - prior period	(675,860)	(674,702)	(617,195)
	Adjusted EBITDA growth	$8,350	$1,158	$42,960

	Revenues - current period	$1,444,542	$1,417,135	$1,363,218
	Less revenues - prior period	(1,417,135)	(1,396,810)	(1,310,083)
	Revenue growth	$27,407	$20,325	$53,135

	Adjusted EBITDA flow-through rate	30%	6%	81%

(12)

FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

	Net income	$118,957	$124,835	$117,747
	Net (income) loss attributable to non-controlling interests	(165)	160	331
	Net income attributable to Equinix	118,792	124,995	118,078
	Adjustments:
	Real estate depreciation	221,787	221,143	205,649
	(Gain) loss on disposition of real estate property	2,506	(42,758)	2,346
	Adjustments for FFO from unconsolidated joint ventures	669	645	—
	FFO attributable to common shareholders	$343,754	$304,025	$326,073

(13)

AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, net income or loss from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items.

	FFO attributable to common shareholders	$343,754	$304,025	$326,073
	Adjustments:
	Installation revenue adjustment	(3,481)	2,751	1,029
	Straight-line rent expense adjustment	1,806	773	2,378
	Amortization of deferred financing costs and debt discounts and premiums	3,460	3,613	2,995
	Contract cost adjustment	(10,434)	(11,556)	(6,778)
	Stock-based compensation expense	80,566	62,126	49,023
	Non-real estate depreciation expense	65,591	60,712	57,994
	Amortization expense	48,491	48,689	49,535
	Accretion expense (adjustment)	1,562	(2,249)	1,527
	Recurring capital expenditures	(17,868)	(80,925)	(20,947)
	Loss on debt extinguishment	6,441	52,758	382
	Transaction costs	11,530	16,545	2,471
	Impairment charges	—	(233)	14,448
	Income tax expense adjustment	2,833	13,502	7,990
	Adjustments for AFFO from unconsolidated joint ventures	454	2,080	—
	AFFO attributable to common shareholders	$534,705	$472,611	$488,120

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$684,210	$675,860	$660,155
	Adjustments:
	Interest expense, net of interest income	(103,065)	(110,085)	(118,644)
	Amortization of deferred financing costs and debt discounts and premiums	3,460	3,613	2,995
	Income tax expense	(30,191)	(37,632)	(42,569)
	Income tax expense adjustment	2,833	13,502	7,990
	Straight-line rent expense adjustment	1,806	773	2,378
	Contract cost adjustment	(10,434)	(11,556)	(6,778)
	Installation revenue adjustment	(3,481)	2,751	1,029
	Recurring capital expenditures	(17,868)	(80,925)	(20,947)
	Other income (expense)	5,170	12,336	(166)
	(Gain) loss on disposition of real estate property	2,506	(42,758)	2,346
	Adjustments for unconsolidated JVs' and non-controlling interests	958	2,885	331
	Adjustment for gain (loss) on asset sales	(1,199)	43,847	—
	AFFO attributable to common shareholders	$534,705	$472,611	$488,120

(15)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to Equinix is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share	85,551	85,289	81,814
	Effect of dilutive securities:
	Employee equity awards	593	542	276
	Shares used in computing diluted net income per share, FFO per share and AFFO per share	86,144	85,831	82,090

	Basic FFO per share	$4.02	$3.56	$3.99
	Diluted FFO per share	$3.99	$3.54	$3.97

	Basic AFFO per share	$6.25	$5.54	$5.97
	Diluted AFFO per share	$6.21	$5.51	$5.95

CONTACT: Equinix Investor Relations Contacts: Katrina Rymill, Equinix, Inc., (650) 598-6583, krymill@equinix.com, or Chip Newcom, Equinix, Inc., (650) 598-6262, cnewcom@equinix.com; or Equinix Media Contact: Michelle Lindeman, Equinix, Inc., (650) 598-6361, mlindeman@equinix.com